Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2012, with respect to the financial statements and supplemental schedule included in the Annual Report of Fortune Brands Home & Security Hourly Employee Retirement Savings Plan (f/k/a Fortune Brands Hourly Employee Retirement Savings Plan) on Form 11-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statement of Fortune Brands Home & Security, Inc. on Form S-8 (Registration No. 333-177163 effective on October 4, 2011).

/s/ Grant Thornton LLP

Chicago, Illinois

June 27, 2012